Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

July 16, 2020

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, MD 20878

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with the filing of a prospectus supplement (the “Prospectus Supplement”) filed on July 15, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Altimmune, Inc., a Delaware corporation (the “Company”) of up to 4,119,564 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”) and warrants (the “Warrants”) to purchase up to 1,630,436 shares of Common Stock (the “Warrant Shares”) covered by the Registration Statement on Form S-3 (File No. 333- 230723) (as amended or supplemented, the “Registration Statement”) filed on April 4, 2019 with the Commission pursuant to the Securities Act. The Registration Statement was declared effective by the Commission on April 12, 2019. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 750,000 Shares. The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3. Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP